Exhibit 10.3

Restricted Stock Unit Award

Granted by

NORTHWEST BANCSHARES, INC.

under the

NORTHWEST BANCSHARES, INC.
2022 EQUITY INCENTIVE PLAN

This restricted stock unit agreement (“Restricted Stock Unit Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2022 Equity Incentive Plan (the “Plan”) of Northwest Bancshares, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan and related prospectus have been provided or made available to each person granted a Restricted Stock Unit Award pursuant to the Plan. The holder of this Restricted Stock Unit Award (the “Participant”) hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board of Directors will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986 (the “Code”). Capitalized terms used herein but not defined will have the same meaning as in the Plan.
For valuable consideration, the Company does hereby grant to the Participant a Restricted Stock Unit Award for the number of restricted stock units (the “Restricted Stock Units”) as set forth below, effective on the Date of Grant set forth below. The Restricted Stock Units shall vest and become payable in shares of Stock of the Company (the “Shares”) according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units, as provided in this Agreement.

Date of Grant:
1.Form and Timing of Payment of Vested Restricted Stock Units.

1.1    This Restricted Stock Unit Award represents the right to receive Shares of Stock on the date the Restricted Stock Unit Award vests (the “Vesting Date”) as set forth herein. This Restricted Stock Unit Award will vest in approximately equal annual installments over a three (3) year period, commencing on the first anniversary of the Date of Grant and continuing on each anniversary thereafter. No fractional Restricted Stock Units will vest. Any fractional Restricted Stock Unit will roll over and will vest on the next vesting date on which, when aggregated with all or part of another fractional Restricted Stock Unit, it comprises a whole Restricted Stock Unit.

1.2     Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole Shares (and not in cash, as the Plan permits), on, or as soon as practicable after, the Vesting Date or, if earlier, as provided in this Agreement, but in any event, within the period ending on the later to occur of the date that is two and one-half (2½) months from the end of (i) the Participant's tax year that includes the applicable Vesting Date or (ii) the Company's tax year that includes the applicable Vesting Date.

2.Dividend Equivalent Rights. Dividend Equivalent Rights shall be not be payable on the Restricted Stock Units granted hereunder.
3.     Effect of Termination of Service; Change in Control
3.1    Termination of Service. Except as provided in Sections 3.2 through 3.6 below, the Restricted Stock Units subject to this Agreement shall immediately terminate and be automatically forfeited by the Participant to the Company upon the Participant’s Termination of Service for any reason, including without limitation, voluntary termination by the Participant.

3.2    Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, all Restricted Stock will vest as to all shares subject to an outstanding Award, at the date of Termination of Service.
3.3    Disability. In the event of the Participant’s Termination of Service by reason of Disability, all Restricted Stock will vest as to all shares subject to an outstanding Award, at the date of Termination of Service.
3.4    Retirement. If the event the Participant’s Service terminates by reason of the Participant’s Retirement and, provided that the Participant enters into a one-year non-competition agreement satisfactory in form to the Committee in connection with the Participant’s Retirement, any unvested portion of this Restricted Stock Unit Award shall vest upon the Participant’s Retirement.
3.5    Change in Control. In the event of the Participant’s Involuntary Termination at or within two years following a Change in Control, any unvested portion of this Restricted Stock Unit Award shall vest at the date of Termination of Service. In addition, in the event of a Change in Control in which the Company is not the surviving entity, any unvested portion of this Restricted Stock Unit Award also shall become fully vested as of the effective date of the Change in Control if the successor entity does not assume the Awards granted under the Plan.
3.6    Other Termination. If the Participant’s Service terminates for reasons other than death, Disability, Retirement, or an Involuntary Termination at or following a Change in Control, the Participant’s unvested Restricted Stock Unit Awards shall be forfeited as of the date of the Termination of Service. An Employee who is also a Director shall not be deemed to have terminated Service until both Service as an Employee and Service as a Director have ceased. If the Participant has a termination for Cause, all unvested Restricted Stock Units hereunder shall be immediately forfeited.
4.    Withholding. The Company shall collect federal, state and local income taxes and the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Restricted Stock Units at the time those Restricted Stock Units vest (or, with respect to Social Security taxes, when the Restricted Stock Units are no longer subject to a substantial risk of forfeiture, i.e., at attainment of Retirement age). Unless the Participant delivers a separate check payable to the Company in the amount of taxes required to be withheld from the Participant, the Company shall withhold those taxes from the Participant’s wages. The Participant hereby authorizes the Company to satisfy the withholding obligations by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation; (b) withholding from proceeds of the sale of Shares issued in settlement of the vested Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or (c) withholding in Shares to be issued in settlement of the vested Restricted Stock Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the

Stock on the principal exchange on which the Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company with respect to such Award.
5.    Code Section 409A. The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Code Section 409A. Notwithstanding any other provision in this Agreement and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.
6.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

7.    Undertaking. The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement.
8.    Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Agreement may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.
9.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.    No Rights as Shareholder. The Participant will not have dividend, voting or any other rights as a shareholder of the Shares of Stock with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in Shares, the Participant will obtain full dividend, voting and other rights as a shareholder of the Company.
11.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.    Miscellaneous.

12.1    This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
12.2    This Restricted Stock Unit Award will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
12.3    This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.
13.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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